Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 23, 2001)           Registration Number 333-63980


                                  $460,000,000

                         DIAMOND OFFSHORE DRILLING, INC.

                  1-1/2% CONVERTIBLE SENIOR DEBENTURES DUE 2031

                       ----------------------------------

           This prospectus supplement relates to the resale by the holders of our 1-1/2% Convertible Senior Debentures Due 2031 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 23, 2001. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

                                                             PRINCIPAL AMOUNT OF                               NUMBER OF
                                                           DEBENTURES BENEFICIALLY      PERCENTAGE OF         CONVERSION
                                                                    OWNED                 DEBENTURES          SHARES THAT
NAME                                                           THAT MAY BE SOLD          OUTSTANDING          MAY BE SOLD
----                                                           ----------------          -----------          -----------
American Century Equity Income..........................    $        4,200,000              0.91%                  85,670
Convertible Securities Fund.............................               150,000              0.03%                   3,059
KBC Financial Products (Cayman Islands).................                32,000              0.01%                     652
Nations Convertible Securities Fund.....................             4,850,000              1.05%                  98,929
SunAmerican Style Select Series Equity Income Fund......               430,000              0.09%                   8,771
Any other holder of debentures or future transferee
from any such holder (1)................................    $      121,883,000              26.50%              2,486,145

Total ..................................................    $      460,000,000             100.00%           9,382,885 (2)


--------------------

(1) Information concerning other selling holders of debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 9,382,988 shares due to rounding resulting from the elimination of fractional shares.


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           The date of this prospectus supplement is October 3, 2001.